MARSH POINTE

                        ACQUISITION AND CLOSING AGREEMENT



         THIS ACQUISITION AND CLOSING AGREEMENT ("CLOSING AGREEMENT") is entered into as of ____________, 1997, by and between Lundgren Bros. Construction, Inc., a Minnesota corporation ("LUNDGREN") and Marsh Pointe LLC, a Minnesota limited liability company ("LLC"). Lundgren and LLC are sometimes hereafter individually or collectively referred to as a "PARTY" or the "PARTIES."

                                    PREAMBLE


A. Concurrently herewith LLC is acquiring from Lundgren certain real property in the City of Shorewood, Hennepin County, Minnesota, described in attached EXHIBIT A ("PROPERTY"). Lundgren acquired the Property from the sellers described in attached EXHIBIT B ("FORMER OWNERS") pursuant to certain option or purchase agreements between Lundgren and the Former Owners which are also described in EXHIBIT B ("FORMER OWNER AGREEMENTS").

B. The Parties desire to (i) provide for the assignment to and assumption by LLC of Lundgren's rights and obligations under the Former Owner Agreements, and (ii) memorialize certain terms and agreements of the Parties pertaining to the sale of the Property by Lundgren to LLC.

         THEREFORE, in consideration of LLC's purchase of the Property, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

1. ASSIGNMENT. Lundgren hereby transfers and assigns to LLC all of Lundgren's right, title and interest in and to all of the following:

         1.1. FORMER OWNER AGREEMENTS. All of the Former Owner Agreements including, but not limited to, all of Lundgren's right, title and interest in and to any representations and warranties of the Former Owners under the Former Owner Agreements.

         1.2. WORK PRODUCT. All drawings, plats, plans, reports, studies, appraisals, analyses an other documents or data pertaining to the Property and/or the development of the Property, whether prepared by Lundgren or third party consultants ("WORK PRODUCT"). At LLC's request Lundgren shall provide LLC with full-size copies of all Work Product which is in Lundgren's possession, together with a computer diskette(s) containing all Work Product that is available in a format readable by a computer.

         1.3. CONSULTANT AGREEMENTS. All agreements with third party consultants engaged by or on behalf of Lundgren to produce or provide Work Product ("CONSULTANT AGREEMENTS").

         1.4. APPROVALS. All requests or applications, together with all implementing and supporting documentation and agreements, for governmental, public utility or other Property approvals or permits, including, without limitation, subdivision and zoning

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                  approvals, development agreements, utility will serve
                  authorizations and agreements, and any other permit, authorization, approval or agreement relating to the use or development of the Property (collectively the "PROPERTY APPROVALS").

                  If requested by LLC, Lundgren shall execute and deliver to LLC such further documents and instruments that may be reasonably required from time to time in order to evidence and perfect this assignment.

2. ASSUMPTION. LLC assumes all of Lundgren's executory obligations under the Former Owner Agreements, the Consultant Agreements and the Property Approvals, effective on the date of this Closing Agreement; provided, however, that Lundgren remains responsible for payment of all amounts due all third party consultants, whether pursuant to Consultant Agreements or otherwise, incurred prior to the date of this Closing Agreement for the production or preparation of Work Product. Lundgren shall ensure that all amounts due consultants for Work Product are promptly paid in order to facilitate the transfer to and use by LLC of the consultants' Work Product.

3. LUNDGREN'S REPRESENTATIONS AND WARRANTIES. Except for those matters disclosed in the Former Owner Agreements, the closing documents delivered by Lundgren and the Former Owner's at the closing of the Former Owner Agreement transactions, and in the Work Product, Lundgren represents and warrants to LLC as follows:

         3.1. PROPERTY AGREEMENTS AND APPROVALS. The Former Owner and Consultant Agreements and Property Approvals are currently in full force and effect; Lundgren is not in default in performing Lundgren's obligations under the Former Owner and Consultant Agreements or the Property Approvals; Lundgren is not aware of any default in performance of the Former Owners' or consultants' obligations under the Former Owner and Consultant Agreements; and Lundgren has not previously assigned, sold, pledged, mortgaged or otherwise transferred Lundgren's interest in the Former Owner or Consultant Agreements or the Property Approvals.

         3.2. LITIGATION. Lundgren does not have knowledge of any litigation, investigation, condemnation or legal proceedings of any kind which are threatened or pending against the Property or which pertain to or may affect the Property.

         3.3. HAZARDOUS WASTE. "Hazardous waste" means any waste, substance or other material which is defined by or determined by any federal, state or local statute, regulation, ordinance or ruling to be hazardous, toxic, poisonous or dangerous. To the best of Lundgren's knowledge:

                  3.3.1. The Property does not violate any federal, state or local statute, regulation or ordinance dealing with environmental protection or hazardous waste;

                  3.3.2. The Property's soil and water table are free and clear of any and all contaminants, including hazardous waste;

                  3.3.3. The Property has not been used for the storage or disposal of any hazardous waste; and

                  3.3.4. Lundgren has received no notice from any governmental authority concerning the removal of hazardous waste from the Property.

         3.4. STORAGE TANKS. Lundgren knows of no underground or aboveground storage tanks that now exist or ever existed on any portion of the Property.

         3.5. WELLS; PRIVATE SEWER SYSTEMS. Lundgren does not know of any well(s) or private sewer system(s) on the Property.

         3.6. INDEMNITY. Lundgren shall indemnify LLC, its successors and assigns, against, and shall hold LLC, its successors and assigns, harmless from, any fines, penalties, liabilities, claims, suits, actions, damages, losses, costs and expenses, including reasonable attorneys' fees, which LLC may incur because of any breach of any of Lundgren's representations and warranties in this Closing Agreement.

4. NOTICE. Any notice or other communication under this Agreement shall be in writing, addressed to the Parties at their registered address on file from time to time with the Office of the Minnesota Secretary of State. Delivery may be made by (1) United States Mail, registered or certified mail, postage prepaid, return receipt requested; (2) commercial delivery service with its customary receipts; or (3) noncommercial delivery with a notarized affidavit of delivery to the relevant address. Notices are deemed received on the date of delivery if sent by delivery service, or, if mailed, on the third (3rd business day after mailing. A Party may change its address under this section by giving notice to the other Party.

5. NO BROKERS. Lundgren warrants to LLC that Lundgren has not taken any action in connection with this transaction which would result in any real estate broker's fee, finder's fee, or other fee being due or payable to any Party. LLC warrants to Lundgren that LLC has not taken any action in connection with this transaction which would result in any real estate broker's fee, finder's fee, or other fee being due or payable to any Party. Lundgren and LLC respectively agree to indemnify, defend and hold harmless the other from and against any and all claims, fees, commissions and suits of any real estate broker or agent with respect to services claimed to have been rendered for or on behalf of such Party in connection with the execution of this Closing Agreement or the transaction contemplated herein. Lundgren hereby discloses that Lundgren is a licensed real estate broker and is selling the Property for Lundgren's own account.

6.       MISCELLANEOUS.

         6.1. LUNDGREN'S FILES AND RECORDS. Lundgren's files and records relating to the Property shall be made available to LLC at reasonable times for inspection and copying by LLC at LLC's sole cost and expense.

         6.2. AMENDMENT. This Closing Agreement may not be amended, waived, or modified except by an instrument in writing executed by the Party against whom enforcement of such amendment, waiver or modification is sought.

         6.3. SEVERABILITY. If any term or provision of this Closing Agreement is invalid or unenforceable, the remainder of this Closing Agreement shall not be affected and shall remain in full force and effect. It is the intention of the Parties that if any provision of this Closing Agreement is held to be illegal, invalid or unenforceable, there will be substituted in lieu thereof a legal, valid and enforceable provision as similar in terms to such unenforceable provision as is possible.

         6.4. SURVIVAL. All covenants, agreements, obligations and undertakings made by Lundgren and LLC in or pursuant to this Closing Agreement shall survive conveyance of the Property and assignment of the Former Owner and Consultant Agreements to LLC, whether or not so expressed in the immediate context of any such covenant, agreement, obligation or undertaking. Consummation of this transaction by a Party with knowledge of any breach by the other Party shall not be deemed a waiver or release of any claims hereunder due to such breach.

         6.5. SUCCESSORS; NO ASSIGNMENT. This Closing Agreement shall be binding upon and inure to the benefit of Lundgren and LLC, and their respective successors. This Closing Agreement may not be assigned by either Party without the prior written consent of the other, which consent may be withheld in its sole discretion for any reason whatsoever.

         6.6. ATTORNEYS' FEES. If either Party defaults under this Closing Agreement, the defaulting Party shall be responsible for all reasonable expenses (including attorneys' fees) incurred by the other Party in enforcing any rights and remedies under this Closing Agreement.

         6.7. HOLD HARMLESS. LLC shall hold Lundgren harmless from any and all claims arising from third parties as a result of LLC's acts or omissions. Lundgren shall hold LLC harmless from any and all claims arising from third parties as a result of Lundgren's acts or omissions.

         6.8. AUTHORITY TO CONTRACT. Lundgren and LLC represent to each other that the execution and delivery of this Closing Agreement and the consummation of the transactions contemplated hereby are within each of the Party's purposes and powers and all requisite action has been taken to make this Closing Agreement the valid and binding obligation upon each of the Parties hereto.

         6.9. STANDARD OF PERFORMANCE. Nothing contained in this Closing Agreement shall limit the right of a Party to exercise its business judgment, or act, in a subjective manner, with respect to any matter as to which it has specifically been granted such right or the right to act in its sole discretion or sole judgment or the right to make a subjective judgment under any provision of this Closing Agreement, whether "objectively" reasonable under circumstances, and any such exercise shall not be deemed inconsistent with any covenant of good faith and fair dealing otherwise implied by law to be part of this Closing Agreement; and the Parties intend by this provision to set forth their entire understanding with respect to the terms, covenants, conditions and standards pursuant to which their obligations are to be judged and their performance measured.

         IN WITNESS WHEREOF, the Parties hereto have executed this Closing Agreement effective as of the date first written above.

SELLER:                                    BUYER:

MARSH POINTE LLC                           LUNDGREN BROS. CONSTRUCTION, INC.

By_________________________________        By_________________________________
  Its______________________________          Its______________________________



EXHIBITS

A        Legal Description of the Property
B        Schedule of Former Owners and Former Owner Agreements

                                    EXHIBIT A

                          LEGAL DESCRIPTION OF PROPERTY




         That certain real property located in the City of Shorewood, Hennepin County, Minnesota, described as follows:

         Lots 1 through 25, Block 1 and Lots 1 through 6, Block 2, Marsh Pointe, as shown on the recorded or filed Plat thereof.

                                    EXHIBIT B

                            SCHEDULE OF FORMER OWNERS
                                       AND
                             FORMER OWNER AGREEMENTS




FORMER OWNER:  Independent School District No. 276

FORMER OWNER AGREEMENT:

         Purchase Agreement dated November 30, 1993 between Independent School District No. 276 as Seller and Lundgren as Buyer, and all amendments thereto together with all closing documents generated to date, including those documents set forth in the Lundgren Closing Book dated March 29, 1996.



FORMER OWNER:  Roman and Adeline Wortman

FORMER OWNER AGREEMENT:

         Option Agreement dated April 29, 1994 granted by Roman and Adeline Wortman as Sellers to Lundgren and all amendments thereto, together with all closing documents generated to date, including those documents set forth in the Lundgren Closing Book dated March 29, 1996.



FORMER OWNER: Robert Ledin

FORMER OWNER AGREEMENT:

         Purchase Agreement dated December 30, 1993 between Robert Ledin as Seller and Lundgren as Buyer, and all amendments thereto, together with all closing documents set forth in the Lundgren Closing Book dated April 29, 1996.